NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstreethouston.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Declares
Quarterly Dividend of $0.35 Per Share

HOUSTON, TEXAS, May 2, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared a quarterly dividend of $0.35 per share, which is at the upper end of the previously announced guidance for this quarterly dividend. This quarterly dividend represents a 2.9% sequential increase from Main Street’s prior quarterly dividend declared in February 2008 and represents a 10.9% annualized yield based upon the current share price of Main Street’s common stock.

This quarterly dividend will be paid based upon the accumulated taxable income recognized by Main Street, including excess undistributed taxable income from 2007 that was carried forward for distribution during 2008. For tax purposes, it is estimated that 100% of this current quarterly dividend will be designated as ordinary taxable income. The final determination of the tax attributes for this dividend will be made after the close of the 2008 tax year and may differ from the estimates above.

The current quarterly dividend will be payable on June 12, 2008 to shareholders of record on May 12, 2008. The ex-dividend date for this quarterly dividend will be May 8, 2008.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a cash dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their cash dividend automatically reinvested into additional shares of our common stock. Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on the last trading day prior to the dividend payment date. Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including the annualized yield represented by this quarterly dividend and estimated tax attributes of the quarterly dividend. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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